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September 21, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549



Dear Sir/Madam:

We have read the first paragraph of Item 4 included in the Form 8-K dated September 21, 2001 of Docucon, Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ ROTHSTEIN, KASS & COMPANY